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                                 BLACK & COMPANY

August 7, 1997

Mr. Taylor Devine, President & CEO
Mr. Ken Ross, CFO
Coffee People, Inc.
15100 SW Koll Parkway, Suite J
Beaverton, OR  97006

                                  CONFIDENTIAL

Dear Taylor and Ken:

Confirming our recent conversation, Black & Company, Inc. ("Black" or "the Advisor") would be pleased to act as financial advisor to Coffee People, Inc. ("Coffee People" or the "Company") in connection with the evaluation of Coffee People's strategic financing alternatives and acquisition strategy. Among the financing alternatives that will be evaluated are financing in the public, private and corporate markets and real estate financing vehicles. This financial advisory assignment will have two stages: an Advisory Stage and an Implementation Stage.

ADVISORY STAGE

During the Advisory Stage, Black will:

     1. Study and evaluate the Company's business prospects as part of their due diligence;

     2.   Assist  the  Company  in  evaluating   its  strategic   financing
          alternatives, including public, private and corporate financings and real estate financing vehicles;

     3. Advise the Company as to a range of values which might be achieved for such strategic alternatives given today's market environment, and the likely structure of a Transaction;

     4.   Review  the   Company's   options  for  possible   future  public
          offerings, with Black acting as a manager or co-manager;

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     5.   Regarding  mergers  and  acquisitions,  we will  develop the most promising ideas from the list of companies we discussed with you on June 12, 1997, as well as other opportunities that may arise; and

     6. If requested, make presentations to the Board of Directors of Coffee People.

IMPLEMENTATION STAGE

If, based on the results of the Advisory Stage, the Board of Directors of Coffee People should decide to pursue a Transaction, Black shall proceed to the Implementation Stage. In this stage, Black will:

     1. Advise Coffee People with regard to the structure and terms of any Transaction which might be realized in the current market environment;

     2. Assist Coffee People in identifying and evaluating prospective qualified private investors, corporate investors and prospective candidates for merger or acquisition (the "List"). The Company shall inform Black of all corporate opportunities including prospective acquisitions, mergers and investment proposals for equity or convertible securities of the Company, and these opportunities will be placed on the List unless the Company gives good and substantial reason for their exclusion. Black will not unreasonably object to such exclusions. In the event of any disagreement, the Company, in its sole discretion, shall determine whether such opportunity shall be placed on the List.

     3. Work with Coffee People to prepare any necessary material concerning the Company to be given to prospective investors;

     4. Assist in negotiations to obtain price and other material terms for the proposed financing that are most favorable to the Company;

     5. At the request of the Board of Directors of the Company, render an opinion (an "Opinion") as to the fairness of the Transaction from a financial point of view for the Company's shareholders.

          It is understood that any opinion shall be in such a form as the Advisors shall determine and that the Opinion will be prepared solely for the confidential use of the Board of Directors of the entity to which it is rendered and will not be reproduced, summarized, described, referred to or given to any other person or otherwise made public without the Advisor's prior written consent. If any such Opinion is included in a proxy statement to be mailed to the Company's stockholders in connection with the Transaction, the Opinion will be reproduced in such proxy statement in full,

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          and any  description of or reference to the Advisors or summary of the Opinion in such proxy statement will be in a form acceptable to the Advisors and their counsel.

     6. Advise on such other terms and conditions and any other actions necessary to consummate the Transaction.

If the Company decides to pursue a public offering in this stage, the Advisors will:

     1. Advise the Company with regard to the structure and terms of a public offering which might be realized in the current market environment;

     2.   Assist the Company in planning public equity offerings; and

     3. Manage any public equity offerings, including preparation of prospectus, filing documents, and roadshow materials, managing the underwriting syndicate, organizing a roadshow to present the Company to qualified investors, selling the stock, managing the books and records concerning the public offering, making a market in the stock, and providing in-depth research coverage.

If Coffee People decides to pursue a sale of all or part of the Company's stock or assets, or acquire a third party in this stage, Black will:

     1. Advise Coffee People with regard to the structure and terms of any Transaction which might be realized in the current market environment;

     2. Assist in negotiations to obtain price and other material terms for the proposed Transaction favorable to the Company;

     3. Assist Coffee People in developing the List of parties which may be interested in acquiring the Company or a portion of its assets;

     4. Advise Coffee People on the reasonableness of the terms in any Letter(s) of Intent for a Transaction and on any other terms which should be included, and assist in negotiating such a Letter(s) of Intent that is mutually satisfactory to the Company and the potential acquirer and/or merger partner or acquisition candidate; and

     5. Work with Coffee People and its corporate counsel to negotiate a definitive agreement and other related documentation to fairly and favorably reflect the agreed material terms and, at the request of the Board of Directors of Coffee People, render an opinion as the fairness of the Transaction from a financial point of view for its shareholders.

COMPENSATION

During both the Advisory Stage and the Implementation Stage, Coffee People will reimburse Black for all reasonable out-of-pocket expenses, not to exceed $500 in any month without written approval of the Company, including fees of counsel if approved in writing in advance by the Company. These out-of-pocket expenses will be payable to Black upon request. There will be no additional fee for services provided by Black to the Company during the Advisory Stage of this assignment.

Should the Company raise funds by issuing securities to one or more third parties in one or more private placement(s) or minority equity corporate partnering Transactions during the term of this Agreement, or with entities named on the List within six (6) months of the termination of this Agreement, Black will receive a Transaction Fee equal to six percent (6%) of the first $10 million of Aggregate Consideration to Coffee People plus two percent (2%) of Aggregate Consideration in excess of $10 million. In addition, the Advisor shall receive a ten percent (10%) Warrant of the Aggregate Consideration at a price equal to 120% of the price per share paid to the Company in the private placement or corporate partner Transaction. The Warrant will be exercisable beginning one year from the date of issuance and expire in ten (10) years. Such Warrant will be callable by the Company at 140% of the strike price on terms similar to the warrant issued in connection with the Company's initial public offering.

Should Coffee People enter into a Transaction or Transactions approved by the Board of Directors or not actively opposed by the Board of Directors which result in more than fifty percent (50%) of the Company's stock or assets being held by a third party, Black will receive a Transaction Fee equal to three percent (3%) of the first $10 million of Aggregate Consideration received by the Company and/or its shareholders, plus two percent (2%) of the next $10 million of Aggregate Consideration, plus one and one-half percent (1.5%) of the Aggregate Consideration in excess of $20 million.

Should the Company acquire the stock or assets of a third party, the Advisor will receive a Transaction Fee of two and one-half percent (2.5%) of the first $10 million of Aggregate Consideration in such a Transaction or Transactions, plus two percent (2%) of the next $10 million of Aggregate Consideration, plus one and one-half percent (1.5%) of the Aggregate Consideration in excess of $20 million.

The Advisor will be entitled to the Transaction Fees referred to above with respect to any Transaction that occurs during the term of this Agreement, or within six (6) months following the termination of this Agreement with any third party identified by the Advisor and named on the List.

If Coffee People completes any public offerings of securities, Black will manage or co-manage the public offering(s) receiving the usual and customary underwriting fees, at least equal to those received by any co-manager of the offering.

If an Opinion is rendered at the request of the Company's Board of Directors, the Advisors will receive, in addition to the Transaction Fees indicated herein, an additional fee of $100,000 for Transactions under $10 million, $200,000 for Transactions in excess of $20 million involving a change of control and $150,000 for Transactions between $10 million and $20 million, which shall be due upon delivery of such Opinion(s) and payable before or on the date of Closing of the Transaction(s) described herein or immediately upon the Company's determination that such closing is unlikely to occur.

Aggregate Consideration is defined as cash and/or securities received by or paid by Coffee People and/or its shareholders. Consideration will include debt and other non-operating liabilities assumed by the Company or a third party. If, and to the extent that the consideration in a Transaction is cash or securities, any Transaction Fees shall be paid as and when the cash and securities are received or paid by the Company and/or its shareholders.

INDEMNIFICATION

Coffee People agrees to indemnify Black as set forth in a separate letter agreement between Black and the Company.
TERM

Unless otherwise extended, the duration of this agreement is two (2) years. This engagement may be terminated at any time upon thirty (30) days notice by either the Company or the Advisor. No such termination will affect the Company's obligation to pay expenses incurred prior to such termination or to indemnify as herein provided. Black shall be entitled to the Transaction Fee referred to above in respect to any private placement, corporate partnering Transaction or Transactions with third party(ies) on the List which occurs within six (6) months of such termination if the termination notice was made by Coffee People or within six (6) months of the end of this Agreement.

The team assigned by Black for this assignment will include Bruce Alexander, President and CEO; Laura Black, Managing Director, Corporate Finance; Fred Roehm, Financial Analyst and Shawn Willard, Research Analyst. We look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with Coffee People's understanding by signing and returning this letter to me at your earliest convenience.

Best regards,                                   Accepted & Agreed:
BLACK & COMPANY, INC.                           COFFEE PEOPLE, INC.


by:      /s/ Laura Black                        by: :    /s/ Taylor Devine
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         Laura Black                                     Taylor Devine
         Managing Director                               President & CEO
         Corporate Finance

Date:    August 11, 1997                        Date:    25 August 1997
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